Exhibit 3.02

CERTIFICATE OF AMENDMENT

(Pursuant to NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of Corporation:

MAPLE MOUNTAIN PUMPKINS AND AGRICULTURE, INC.

2. The articles have been amended as follows (provide article numbers, if available):

Article IV

(a) Common Stock. The aggregate number of shares of common Stock which the Corporations shall have authority to issue is 200,000,000 shares at a par value of $.001 per share. All Stock when issued shall be fully paid and non-assessable, shall be of the same class and have the same rights and preferences.

Each share of Common stock shall be entitled to one vote at a stockholders meeting, either in person or by proxy. Cumulative voting in elections of directors and all other matters brought before stockholders meetings, whether they be annual or special, shall not be permitted.

The holders of the capital stock of the corporation shall not be personally liable for the payment of the Corporation’s debts and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.

Stockholders of the Corporation shall not have any preemptive rights to subscribe for additional issues of stock of the corporation except as may be agreed from time to time by the Corporation and any such stockholder.

3. Effective Date of filing (optional):

4. Officer Signature (Required):  /s/ Ken Edwards

* if any proposed amendment would alter or change any preference or any relative or other right given to any class of series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitation or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.